Exhibit 99.1

For release:  May 3, 2016

Contact: Gerald Coggin, Sr. VP of Corporate Relations

Phone: (615) 890-2020

NHC Reports First Quarter Earnings

MURFREESBORO, Tenn. -- National HealthCare Corporation (NYSE MKT:  NHC), the nation's oldest publicly traded long-term health care company, today announced net income available to common shareholders for the quarter ended March 31, 2016 of $13,699,000 compared to $11,074,000 for the quarter ended March 31, 2015, an increase of 23.7%.  The increase in net income available to common shareholders is primarily due to the favorable refinance and redemption of the Company’s preferred stock during the fourth quarter of 2015.  Excluding the operating losses from the newly constructed skilled nursing facility and assisted living facility placed in service less than twelve months ago, net income for the quarter ended March 31, 2016 would have been $14,204,000, which is an increase of 7.3% over the same three month period in 2015.

Net revenues for the three months ended March 31, 2016 totaled $229,588,000 compared to $222,407,000 for the same three months of 2015, an increase of 3.2%.  Net income was $0.92 per common share basic for the quarter ended March 31, 2016 compared to $0.80 per common share basic for the quarter ended March 31 2015, an increase of 15.0%.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following:  liabilities and other claims asserted against us and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries, the ability of third parties for whom we have guaranteed debt to refinance certain short term debt obligations; and other factors referenced or incorporated by reference in the S.E.C. filings.  The risks included here are not exhaustive.  All forward-looking statements represent NHC’s best judgment as of the date of this release.

About NHC

NHC affiliates operate for themselves and third parties 73 long-term health care centers with 9,256 beds.  NHC affiliates also operate 36 homecare programs, five independent living centers and 20 assisted living communities.  NHC’s other services include Alzheimer’s units, long-term care pharmacies, hospice, a rehabilitation services company, and providing management and accounting services to third parties. Other information about the company can be found on our web site at www.nhccare.com.  The reference to our website is not intended to incorporate our website into this press release.

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Consolidated Statements of Income
(in thousands, except share and per share amounts)

	Three Months Ended
	March 31
	2016	2015
Revenues:	(unaudited)
Net patient revenues	$ 218,106	$ 212,061
Other revenues	11,482	10,346
Net operating revenues	229,588	222,407

Costs and Expenses:
Salaries, wages and benefits	130,020	125,716
Other operating	61,309	59,747
Facility rent	10,327	9,985
Depreciation and amortization	9,354	8,933
Interest	954	590
Total costs and expenses	211,964	204,971

Income Before Non-Operating Income	17,624	17,436
Non-Operating Income	4,773	4,222

Income Before Income Taxes	22,397	21,658
Income Tax Provision	(8,698)	(8,416)

Net Income	13,699	13,242

Dividends to Preferred Stockholders	-	(2,168)

Net Income Available to Common Stockholders	$ 13,699	$ 11,074

Earnings Per Common Share
Basic	$ 0.92	$ 0.80
Diluted	$ 0.91	$ 0.77

Weighted average common shares outstanding
Basic	14,916,905	13,761,561
Diluted	15,135,446	14,289,800

Dividends declared per common share	$ 0.40	$ 0.34

Balance Sheet Data
(in thousands)	March 31	Dec. 31
	2016	2015
Cash and marketable securities	$ 175,054	$ 154,376
Restricted cash and marketable securities	182,628	180,972
Current assets	296,266	278,942
Property and equipment, net	540,124	536,046
Total assets	1,068,048	1,045,329
Current liabilities	138,808	150,656
Long-term debt	120,000	120,000
Stockholders' equity	654,578	630,996

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Selected Operating Statistics
(unaudited)
	Three Months Ended
	March 31
	2016	2015
Per Diems:
Medicare	$ 445.03	$ 433.29
Managed Care	404.12	397.05
Medicaid	173.78	171.35
Private Pay and Other	222.60	217.36

Average Per Diem	$ 255.82	$ 254.93

Patient Days:
Medicare	124,692	135,851
Managed Care	55,669	53,020
Medicaid	317,461	303,947
Private Pay and Other	174,609	169,373
	672,431	662,191